EXHIBIT 4.18

ASSIGNMENT AND ASSUMPTION AGREEMENT

           ASSIGNMENT AND ASSUMPTION AGREEMENT January 8, 2004, between Dr. Notes, Inc. ("Assignor") and Jacobson Resonance Enterprises, Inc. (“Assignee”).

            WHEREAS:

A.	Assignor has sold its 8% Series A Senior Subordinated Convertible Redeemable Debentures to certain purchasers (“Purchasers”) having an aggregate original principal face value of up to One Million United States dollars $1,000,000 (singly, a “Debenture”, and collectively, the “Debentures”) pursuant to a certain Securities Subscription Agreement, dated as of December 8, 2003 (“Subscription Agreement”);

B.	Assignee has merged with Assignor pursuant to a Plan and Articles of Merger dated January 6, 2004(“Merger”); and

C.	Assignor wishes to assign the Subscription Agreement and Debentures to Assignee and Assignee is willing to assume the obligations of the Subscription Agreement and Debentures in exchange for valuable consideration set forth in the Agreement.

        NOW THEREFORE, it is agreed that Assignor shall irrevocably and unconditionally assign and Assignee shall irrevocably and unconditionally assume all of the conditions and obligations of the Subscription Agreement and Debentures, each dated as of December 8, 2003, for the benefit of the Purchasers, as defined in the Subscription Agreement, and the Holder, as defined in the Debentures, and Assignee hereby certifies that the representations and warranties contained in the Subscription Agreement are true and correct as of the date hereof, as if Assignee has entered into and undertaken all of such obligations at the time these instruments were given, and shall render full performance under such instruments in the place and stead of Assignor.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

Dr. Notes, Inc. (Assignor) By: /s/ Joseph Steffey Joseph W. Steffey, President	Jacobson Resonance Enterprises, Inc. (Assignee) By: /s/ Harvey Grossman Harvey Grossman, President

EXHIBIT 10.11

STOCK EXCHANGE AGREEMENT

        This Stock Exchange Agreement (the “Agreement”), entered into as of this 5th day of January 2004, by and among Jacobson Resonance Enterprises, Inc., a corporation organized pursuant to the laws of the State of Nevada (“JRSE”); Dr. Notes, Inc, a corporation organized pursuant to the laws of the State of Nevada (“NOTES”); and Joseph W. Steffey, the owner of all of the issued and outstanding shares of NOTES (the “Notes Stockholder”).

W      I      T     N     E     S      S     E     T     H :

        WHEREAS, the NOTES Stockholder is the owner of shares of Common Stock, Par Value $0.001 per share of NOTES (the “NOTES Shares” or the “NOTES Common Stock”);

        WHEREAS, the NOTES Stockholder wishes to convey the NOTES Shares held by him to JRSE in exchange for newly-issued shares of Common Stock, Par Value $0.001 per share, of JRSE (the “JRSE Shares” or the “JRSE Common Stock” ) to be delivered to him by JRSE; and

        WHEREAS, JRSE wishes to acquire shares of NOTES Common Stock by issuing JRSE Common Stock to the NOTES Stockholder in exchange for the NOTES Shares to be conveyed to JRSE by the NOTES Stockholder.

N     O     W           T     H     E      R     E     F     O     R      E

        In consideration of the representations, warranties, covenants, and agreements herein contained, which are given by each Party to the other Parties in order to induce them to enter into this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, each intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

        The following terms shall have the following meanings for the purposes of the Agreement:

        “Affiliate” means, with respect to any specified Person,

(a)	any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person;

(b)	any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities of the specified Person or a Person described in clause (a) of this paragraph;

(c)	another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; or

(d)	any relative or spouse of the specified Person or any of the foregoing Persons.

        “Business Day” means any day of the year other than

(a)	any Saturday or Sunday, or

(b)	any day which is a Legal Holiday as declared to be such by federal law.

        “Confidential Information” means all confidential information concerning a Party or its Affiliates that

(a)	is not and has not become ascertainable or obtainable from public or published information,

(b)	is not received from a third party or is received from a third party pursuant to the authorization of the Party in question, or

(c)	was not in Party’s possession prior to disclosure thereof to another Party to this Agreement in connection with the transactions contemplated herein.

        “Closing” means the consummation(s) of the transactions contemplated herein.

        “Closing Date” means the date on which the Closing occurs.

        “Code” means the United States Internal Revenue Code of 1986, as amended.

        “Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral.

        “Existing Borrowing” means all borrowing from lending institutions, vendors or agencies of federal, state or local governments or their political subdivisions.

        “Financial Statements of NOTES” means, and includes, all of the following:

                   (a)        the unaudited financial statements of NOTES as at January 5, 2004 (including all schedules and notes thereto);

                   (b)        the Latest Financial Statements of NOTES; and, in addition

                   (b)        any other financial statements issued by NOTES.

        “Latest Financial Statement of NOTES”means the unaudited financial statements of NOTES as at January 5, 2004 (including all schedules and notes thereto).

        “Financial Statements of JRSE” means, and includes, all of the following:

                   (a)        the audited financial statements of JRSE as set forth in the latest Form 10-K filed by JRSE with the SEC;

                   (b)        the Latest Financial Statement of JRSE; and, in addition

                   (c)        any other financial statements issued by JRSE.

        “Latest Financial Statement of JRSE” means the unaudited financial statements of JRSE as set forth in the latest Form 10-Q filed by JRSE with the SEC.

        “Latest NOTES Financial Statement Date” means the date of a Latest Financial Statement of NOTES.

        “Latest JRSE Financial Statement Date” means the date of a Latest Financial Statement of JRSE.

        “GAAP” means United States generally accepted accounting principles at the time in effect.

        “Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        “Hazardous Material” means any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable Law (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now or at any time hereafter in effect.

        “Latest Financial Statement Date” means the date of a Latest Financial Statement.

        “Law” or “Laws” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

        “Lien” means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

        “Loss” or “Losses” means any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties, expenses (including attorneys’ fees and the expenses and costs of investigation and litigation), and including liabilities for taxes that have become due and payable or which have accrued with respect to a Party that have not been paid prior to the Closing Date or which, with respect to a corporate Party, have not been reserved on said corporate Party’s Financial Statements. (Any Taxes attributable to the operations of a corporate Party payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes are attributable.)

        In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall also include any and all attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

        “Material Adverse Effect” means with respect to any specified Person, a fact, event or circumstance which, taken as a whole, has had or could reasonably be expected to have a material adverse effect on the assets (including intangible assets), business, liabilities, operations or conditions, financial or otherwise, of such Person; provided, however, that, with respect to NOTES or to JRSE, none of the following, either individually or in the aggregate, shall be deemed to constitute a Material Adverse Effect:

(a)	any adverse event, change or effect that is primarily caused by conditions affecting the economy of the United States or Canada generally; or

(b)	any adverse event, change or effect that is primarily caused by conditions generally affecting the specific industry in which such Person is engaged.

        “Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

         “JRSE’s Transfer Agent” shall mean

Florida Atlantic Stock Transfer Inc. 7130 Nob Hill Road Tamarac, Florida 33321 Attention: Rene Garcia Voice Telephone Number Facsimile Telephone Number	(954) 726 - 4954 (964) 726 - 6305

        “Security” or “Securities” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

        “SEC” or the “Commission” means the United States Securities and Exchange Commission.

        “Subsidiaries” means any Person 50.1 % or more of the voting power of which is controlled by another Person.

        “Taxes” means all income tax liability, deferred income tax liability and other taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, whether or not assessed or disputed, that are payable or deferrable, by a Person through January 5, 2004, or as to which a Person may have any liability for taxable periods ending on or before such date, together with all deficiencies, and any interest, penalties or additions to tax attributable thereto.

        “Tax Return” means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

ARTICLE II
CLOSING; EXCHANGE OF STOCK

Section 2.1 The Closing.

        The Closing shall take place in such manner and at such time and place as the parties shall agree to.

Section 2.2 Exchange of Stock.

        At the Closing, JRSE shall deliver to the NOTES Shareholder that number of newly-issued shares of JRSE Common Stock having an aggregate market value of $50,000.00 at the Close of Business on the day before the Share Exchange Agreement is executed, and, in exchange, the NOTES Shareholder shall simultaneously deliver to JRSE a like number of shares of NOTES Common Stock.

        To effect such issue of the JRSE Shares, JRSE shall prepare and issue an irrevocable letter of instructions dated as of the Closing Date, addressed to JRSE’s Transfer Agent, directing and authorizing JRSE’s Transfer Agent to issue certificates representing JRSE Common Stock to the NOTES Shareholder.

Section 2.3 Closing Information.

        The parties hereto, at or prior to the Closing Date, shall deliver to each other the schedules, documents, financial statements and other information identified or described in this Agreement (the “Closing Information”). All actions taken and all Closing Information delivered at the Closing or prior thereto shall be deemed taken or delivered simultaneously at the Closing and no action shall be deemed taken, or any Closing Information deemed delivered, until all actions have been taken and all Closing Information has been delivered.

ARTICLE III
JOINT & COLLECTIVE REPRESENTATIONS AND WARRANTIES
OF THE PARTIES

        In order to induce the other Parties to enter into this Agreement, each Party makes the following representations and warranties to the other Parties.

Section 3.1. Authority.

(a)	Each Party

(i)	has full power and authority to enter into, deliver and perform this Agreement; and

(ii)	neither the execution, delivery, consummation or performance of this Agreement

(A)	requires the approval or consent of, or notice to, any third party;

(B)	violates any law, regulation or agreement to which it is subject; or

(B)	violates, conflicts with or would result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which it is a party or by which either of it may be bound.

(b)	If a Party is a corporation,

(i)	it is duly organized, validly existing and in good standing under the laws of its state of incorporation;

(ii)	it is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing under the laws of each other jurisdiction in which such qualification is required; and

(iii)	it has full power and authority to carry on its business as now conducted, and it is entitled to own, lease or operate all of its properties and assets wherever located.

Section 3.2        Truth of Statements; Completeness of Documents.

(a)	All documents, Schedules, Exhibits and other materials delivered or to be delivered by or on behalf of each Party to the others in connection with this Agreement and the transactions contemplated hereby are to the best of its knowledge true and complete;

(b)	The information furnished by or on behalf of each Party to the others in connection with this Agreement and the transactions contemplated hereby does not, to the best of its knowledge, contain any untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(c)	There is no fact known to any of the Parties which has not been disclosed to the other Parties in writing which has, or insofar as any such Party can foresee, which will have, a Material Adverse Effect on any of the other Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE
NOTES STOCKHOLDER

        In order to induce the other Parties to enter into this Agreement, the NOTES Stockholder makes the following representations and warranties to the other Parties.

Section 4.1           Good Title to NOTES Shares; Delivery Thereof.

(a)	The NOTES Stockholder had, has, and will have, full and valid title and control of the NOTES Shares.

(b)	There was, is, and will be, no existing impediment or encumbrance to the sale and transfer of such NOTES Shares to JRSE, and on delivery to JRSE of the NOTES Shares,

(i)	all of the NOTES Shares have been, are, and will be free and clear of all taxes, liens, encumbrances, charges or assessments of any kind and shall not be subject to preemptive rights, tag-along rights, cumulative voting, or similar rights of any shareholder of NOTES,

(ii)	all of the NOTES Shares have been, are, and will be duly authorized, validly issued and are fully paid and nonassessable; and

(c)	There is no right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise receive from the NOTES Stockholder any other Securities of NOTES, and no NOTES Stockholder has any such right, option or other agreement to acquire any other Securities of NOTES from NOTES or from any other person; and

(d)	The NOTES Shareholder shall deliver to JRSE true and complete copies of

(i)	the Articles of Incorporation of NOTES and the By-Laws of NOTES, certified by the Secretary of NOTES as being in effect as at of the Closing Date;

(ii)	a Certificate of Good Standing from the Secretary of State of Nevada and by the Secretary of State of any other State in which NOTES conducts business, which Certificates shall be dated not earlier than the date of this Agreement; and

(iii)	stock records of NOTES.

Section 4.2 Sufficient Familiarity with the Affairs of JRSE; Ability to Bear the Risks of an Investment in JRSE, etc.

        With respect to its purchase of the JRSE Shares, the NOTES Stockholder acknowledges, represents, warrants and agrees as follows:

(a)	The NOTES Stockholder has received and read carefully JRSE’s Executive Summary, (the “Executive Summary”). The NOTES Stockholder understands that all documents, records and books pertaining to its investment have been made available for inspection by its attorney and/or its accountant and/or its “Purchaser Representative(s)", if any, as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the NOTES Stockholder. The NOTES Stockholder and/or his advisor(s) have had reasonable opportunity to ask questions of and receive answers from JRSE, or a person or persons acting on behalf of JRSE, concerning the JRSE Shares, and all such questions have been answered to the full satisfaction of the NOTES Stockholder. No oral representations or oral information have been made or have been furnished to the NOTES Stockholder or his advisor(s) in connection with the offering of the JRSE Shares.

(b)	The NOTES Stockholder is willing and able to bear the economic risk of an investment in the JRSE Shares in an amount equal to the total subscription amount. In making this statement, consideration has been given to whether the NOTES Stockholder could afford to hold the JRSE Shares for an indefinite period and whether, at this time, the NOTES Stockholder could afford a complete loss.

(c)	The NOTES Stockholder has funds adequate to meet his personal needs and contingencies. The NOTES Stockholder’s commitment to investments which are not readily marketable is not disproportionate to his net worth and his investment in the JRSE Shares will not cause his overall commitment to become excessive.

(d)	The NOTES Stockholder recognizes that the JRSE has only recently been formed and has limited financial and operating history.

(e)	The NOTES Stockholder and/or his advisors and/or his Purchasers Representative(s) (if applicable) have such knowledge and experience in financial, tax and business matters to enable it and/or them to utilize the information made available to it and/or them in connection with the purchase of the Shares, to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto.

(f)	If applicable, the NOTES Stockholder will acknowledged to the JRSE in writing the name and address of any Purchaser Representative acting on behalf of the NOTES Stockholder in connection with evaluating the merits and risks of this proposed investment. Each Purchaser Representative, if any, will confirm in writing to the NOTES Stockholder the specific details of any and all past, present or future relationships, actual or contemplated, between himself or his affiliates and the JRSE or any of its affiliates and any compensation received or to be received as a result of any such relationship.

(g)	The JRSE Shares are being purchased solely for the NOTES Stockholder’s own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others and no other person has direct or indirect beneficial interest in such Shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NOTES

        In order to induce the other Parties to enter into this Agreement, NOTES makes the following representations and warranties to the other Parties.

   Section 5.1           Capitalization.

(a)	The authorized capital of NOTES consists of:

(i)	the NOTES Shares;

(ii)	certain Senior Subordinated Convertible Redeemable Debentures (the “NOTES Debentures”), convertible, from time to time, into authorized but unissued shares of NOTES Common Stock, of which no underlying shares of NOTES Common Stock have been issued pursaunt thereto; and of

(iii)	no other Securities.

(b)	All of the outstanding Securities of NOTES have been duly authorized, validly issued, and are fully paid and nonassessable.

(c)	Other than the Subscription Agreement for the NOTES Convertible Debentures, there are no rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreements of any kind to purchase or otherwise to receive from NOTES any of the outstanding or authorized but unissued or treasury shares of the Securities of NOTES, and no Securities or obligations of any kind convertible into such Securities exist in favor of any person, firm or corporation.

(d)	NOTES does not directly or indirectly own nor has it made any investment in any of the capital stock of, or any other proprietary interest in, any other person including but not limited to joint ventures and partnerships.

Section 5.2            Basic Corporate Documents.

        The copies of the Articles of Incorporation of NOTES and of the By-Laws of NOTES, and the stock records of NOTES which will be delivered by the NOTES Stockholder at or prior to the Closing Date shall be true and complete.

Section 5.3            Financial Statements; No Undisclosed Liabilities.

(a)	The Financial Statements of NOTES, which are set forth in Exhibit 5.3(a)-NOTES, present fairly the financial position, assets, liabilities and retained earnings of NOTES as at the dates thereof and the revenues, expenses, results of operations, changes in financial position and cash flows of NOTES for the periods covered thereby.

(b)	The Financial Statements are in accordance with the books and records of NOTES, do not reflect any transactions which are not bona fide transactions, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(c)	Except as set forth in Schedule 5.3(c)-NOTES, or in the Latest Financial Statements of NOTES, NOTES has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Financial Statements.

(d)	There is no basis for the assertion against NOTES, as at the date of this Agreement, or as at the Closing Date, of any liability of any nature or in any amount not fully reflected or reserved against in the Financial Statements of NOTES, and there is no reason for NOTES or the NOTES Stockholder to believe otherwise, irrespective of whether or not he believse the claim is valid or not.

Section 5.4           Taxes.

(a)	NOTES has filed all federal, state and local tax returns which are required to be filed or has requested extensions thereof and has paid all Taxes shown on such returns and all assessments received by it to the extent that the same have become due except as shown on the Financial Statements of NOTES.

(b)	NOTES has not agreed nor is it required to make any adjustment under the provisions of the Internal Revenue Code or any similar state or local law by reason of a change in accounting method or otherwise.

(c)	The total amounts set up as liabilities for current taxes in the Financial Statements of NOTES are sufficient to cover the payment of all claims, whether known or unknown, with respect to all Taxes.

(d)	Except as set forth in Schedule 5.4-NOTES, there are no claims pending against NOTES with respect to Taxes.

(e)	Neither the Federal income tax returns of NOTES nor its state and local returns (measured, in whole or in part, by income) have been or are being audited.

Section 5.5            Title to Properties.

        Except as set forth in Schedule 5.5-NOTES, NOTES owns outright and has good and marketable title to all of its assets, including, without limitation, all of the assets, receivables and properties reflected on the Financial Statements of NOTES, in each case free and clear of any lien, security interest or other encumbrance.

Section 5.6            Personal Property.

(a)	Except as set forth in Exhibit 5.6-NOTES, NOTES has no tangible personal property used by NOTES in its business having an original acquisition cost of $1,000.00 or more.

Section 5.7            Real Property Used in Business.

(a)	Except as set forth in Exhibit 5.7-NOTES, NOTES has no real property owned or leased by NOTES pursuant to which NOTES holds, occupies or uses to conduct its business operations (the “NOTES Real Property”).

(b)	The activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at the NOTES Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning, Environmental Law, health regulations or ordinance or any other similar Law.

(c)	Except as set forth in Exhibit 5.7-NOTES, no Hazardous Material have been used in the construction or repair of, or any alterations or additions to, or are otherwise located on, any portion of the NOTES Real Property.

Section 5.8            Contracts.

(a)	Except as set forth in Exhibit 5.8-NOTES, NOTES has no Contracts to which NOTES is a party or by which its assets or properties are bound or subject.

(b)	Except as listed on Schedule 5.8-NOTES,

(i)	all such Contracts are valid, subsisting, in full force and effect, and binding upon the parties (to such Contracts) in accordance with the terms of such Contracts; and

(i)	all such Contracts are valid, subsisting, in full force and effect, and binding upon the parties (to such Contracts) in accordance with the terms of such Contracts; and

(ii)	NOTES

(A)	is in compliance with all provisions of any such Contracts;

(B)	is not in default under any Contracts; and, to the best of its knowledge,

(C)	no other party (to any such Contracts) in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder; and

(c)	NOTES has, or shall, delivered to JRSE true and complete copies of any of such Contracts at or prior to the Closing.

Section 5.9           Condition and Sufficiency of Assets.

(a)	Except as disclosed on Schedule 5.9-NOTES, all of the tangible assets and properties of NOTES, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof.

(b)	Immediately after the Closing Date, NOTES shall own or have a permanent right to use all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of its business as it is presently conducted.

(c)	Such assets, properties and rights were sufficient to produce the income as shown on the Financial Statements of NOTES.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF JRSE

        In order to induce the other Parties to enter into this Agreement, JRSE makes the following representations and warranties to the other Parties.

Section 6.1            Reporting Company.

        JRSE is required to and does file reports with the SEC pursuant to Section 13 (a) or 15 (d) of The Securities Exchange Act of 1934, as amended, and JRSE is current with respect to all reports required to be filed with the SEC.

Section 6.2           Capitalization

(a)	The authorized capital of JRSE is as set forth in the Latest Financial Statements of JRSE required to be filed by it with the SEC.

(b)	All of the outstanding Securities of JRSE have been duly authorized, validly issued and are fully paid and nonassessable.

Section 6.3            Delivery of the JRSE Shares.

(a)	There was, is, and will be no existing impediment or encumbrance to the sale and transfer of the JRSE Shares to the NOTES Stockholder, and on delivery to the NOTES Stockholder of the JRSE Shares,

(i)	all of the JRSE Shares have been, are, and will be free and clear of all taxes, liens, encumbrances, charges or assessments of any kind and shall not be subject to preemptive rights, tag-along rights, cumulative voting, or similar rights of any shareholder of JRSE, and

(ii)	all of the JRSE Shares have been, are, and will be duly authorized, validly issued and are fully paid and nonassessable.

Section 6.4            Due Incorporation.

        The copies of the Articles of Incorporation of JRSE and of the By-Laws of JRSE, and the stock records of JRSE which will be delivered by the NOTES Stockholder at or prior to the Closing Date shall be true and complete.

Section 6.5            Financial Statements; No Undisclosed Liabilities.

(a)	The Financial Statements of JRSE present fairly the financial position, assets, liabilities and retained earnings of JRSE as at the dates thereof and the revenues, expenses, results of operations, changes in financial position and cash flows of JRSE for the periods covered thereby.

(b)	The Financial Statements are in accordance with the books and records of JRSE, do not reflect any transactions which are not bona fide transactions, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(c)	Except as set forth in Exhibit 6.5-JRSE, or in the Latest Financial Statements of JRSE, JRSE has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Financial Statements.

(d)	There is no basis for the assertion against JRSE, as at the date of this Agreement, or as at the Closing Date, of any liability of any nature or in any amount not fully reflected or reserved against in the Financial Statements of JRSE, and there is no reason for JRSE to believe otherwise, irrespective of whether or not it believes the claim is valid or not.

Section 6.6            Taxes.

(a)	JRSE has filed all federal, state and local tax returns which are required to be filed or has requested extensions thereof and has paid all Taxes shown on such returns and all assessments received by it to the extent that the same have become due except as shown on the Financial Statements of JRSE.

(b)	JRSE has not agreed nor is it required to make any adjustment under the provisions of the Internal Revenue Code or any similar state or local law by reason of a change in accounting method or otherwise.

(c)	The total amounts set up as liabilities for current taxes in the Financial Statements of JRSE are sufficient to cover the payment of all claims, whether known or unknown, with respect to all Taxes;

(d)	Except as set forth in Schedule 6.6-JRSE, there are no claims pending against JRSE with respect to Taxes,

(e)	Neither the Federal income tax returns of JRSE nor its state and local returns (measured, in whole or in part, by income) have been or are being audited.

Section 6.7            Real Property Used in Business.

(a)	A decription of all real property owned or leased by JRSE pursuant to which JRSE holds, occupies or uses to conduct its business operations (the “JRSE Real Property”) is contained in filings made by JRSE with the SEC.

(b)	The activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at the JRSE Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning, Environmental Law, health regulations or ordinance or any other similar Law.

(c)	Except as set forth in Exhibit 6.7-JRSE, no Hazardous Material have been used in the construction or repair of, or any alterations or additions to, or are otherwise located on, any portion of the JRSE Real Property.

Section 6.8            Contracts.

(a)	All material Contracts to which JRSE is a party or by which its assets or properties are bound or subject are identified or described in filings made by JRSE with the SEC.

(b)	Except as listed on Schedule 6.8-JRSE,

(i)	all such Contracts are valid, subsisting, in full force and effect, and binding upon the parties (to such Contracts) in accordance with the terms of such Contracts; and

(ii)	JRSE

(A)	is in compliance with all provisions of any such Contracts;

(B)	is not in default under any Contracts; and, to the best of its knowledge,

(C)	no other party (to any such Contracts) in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

Section 6.9           Condition and Sufficiency of Assets.

(a)	Except as disclosed on Exhibit 6.9-JRSE, all of the tangible assets and properties of JRSE, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof.

(b)	Immediately after the Closing Date, JRSE shall own or have a permanent right to use all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of its business as it is presently conducted.

(c)	Such assets, properties and rights were sufficient to produce the income as shown on the Financial Statements of JRSE.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1          No Material Changes or Transactions to be Made or Entered Into.

        The Parties covenant and agrees that, except for transactions expressly authorized or contemplated by this Agreement, between the date hereof and the Closing Date, without prior written consent of the others, which consent will not be unreasonably withheld, they will not

(a)	in the case of NOTES and JRSE,

(i)	effect any material change, in their respective capital structures including outstanding debt or equity Securities, subsequent to the date of this Agreement;

(ii)	grant any lien or other encumbrance on any of its assets or properties;

(iii)	enter into Contract pursuant to which it agrees to indemnify any party to or to; or

(iv)	except in the ordinary course of business, enter into any other material Contract or other material transaction,nor

(b)	in the case of the NOTES Stockholder,

(i)	take any action which would impair the ability and obligation of the NOTES Stockholder to convey and deliver the NOTES Shares to JRSE as set forth in this Agreement, nor

(c)	in the case of JRSE,

(i)	take any action which would impair the ability and obligation of JRSE to issue and deliver the JRSE Shares to the NOTES Stockholder as set forth in this Agreement.

Section 7.2            No Adverse Effects or Changes.

        Except as listed on Schedule 7.2-NOTES, since the Latest NOTES Financial Statement Date, and, except as listed on Schedule 7.2-JRSE, since the Latest JRSE Financial Statement Date, neither NOTES nor JRSE has

(a)	suffered any Material Adverse Effect;

(b)	suffered any damage, destruction or Loss (as that term is defined in Article I) to any of its assets or properties (whether or not covered by insurance);

(c)	incurred any obligation or entered into any Contract which requires a payment by JRSE or NOTES in excess of $1,000.00 or entered into any Contract to provide for the delivery of goods or the performance of services, or any combination thereof, by JRSE or NOTES, having a value in excess of $1,000.00;

(d)	sold, transferred, conveyed, assigned, leased, encumbered or otherwise disposed of any of its assets or properties other than in the ordinary course of business;

(e)	waived, released or canceled any claims against third parties or debts owing to it, or any rights;

(f)	made any changes in its accounting systems, policies, principles or practices;

(h)	authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable Securities, commitments, subscriptions, rights to purchase or otherwise), any of its Securities, or amended any of the terms of any of its Securities;

(i)	split, combined, or reclassified any shares of its Securities, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Securities, or redeemed or otherwise acquired any Securities of the Company or of any other Person;

(j)	except for Existing Borrowing, made any borrowing, incurred any debt, or assumed, guaranteed, endorsed or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness;

(k)	made any loans, advances or capital contributions to, or investments in, any other Person;

(l)	entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer;

(m)	authorized or made any material capital expenditure;

(n)	settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

(o)	paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits against it or its Affiliates or any of its directors, officers, employees, agents, or shareholders;

(p)	terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract.

Section 7.3           Additional Information.

        Prior to the Closing each Party hereto will supply to the other all information reasonably required to enable the other Party to make such due diligence investigation as the requesting Party deems necessary and shall make available such persons as needed to verify or substantiate any information supplied.

Section 7.4           Confidentiality.

        Each Party hereto will treat confidentially all Confidential Information supplied to it and will use same solely to evaluate the contemplated transaction. No Confidential Information transmitted hereunder shall be disclosed to any third party, other than the Party’s directors, officers and legal and accounting advisors. No Party shall disclose information concerning this Agreement, to the public or the press, except as deemed necessary by JRSE with respect to disclosures it believes are required pursuant to federal Securities laws and regulations.

Section 7.5           Expenses

        Each Party will pay its own expenses with respect to preparation of this Agreement and documents attendant thereto.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE PARTIES; TERMINATION

        Section 8.1 Conditions Precedent to the Obligations of the NOTES Stockholder.

        The obligations of the NOTES Stockholder under this Agreement are, at his option, subject to the satisfaction at the Closing on the Closing Date of the following conditions precedent:

(a)	The representations and warranties of JRSE contained in this Agreement shall have been true when made and shall continue to be true at all times after the date hereof and as of the Closing on the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing on the Closing Date, subject only to changes permitted by the provisions of this Agreement, and, further provided, that such changes will not, together with all other events prior to the Closing, result in there being a Material Adverse Effect in or to the condition, financial or otherwise, and in the results of operations of JRSE;

(b)	The irrevocable letter of instructions to the Transfer Agent authorizing the issue of the JRSE Shares to the NOTES Stockholder shall have been delivered by JRSE to the NOTES Stockholder;

(c)	JRSE shall have satisfied all the conditions and performed all the covenants and agreements on its part required by this Agreement to be satisfied and performed and shall not be in default under any of the provisions of this Agreement; and

(d)	No litigation, proceeding, investigation or inquiry shall be pending or threatened to set aside the authorization of this Agreement, or to enjoin or prevent the consummation of the transactions contemplated hereby, or to enjoin or prevent the consummation of the transactions contemplated hereby, or involving any of the assets of Elgarnde, which might materially and adversely affect the business or prospects of JRSE.

Section 8.2           Conditions Precedent to Obligations of JRSE.

        The obligations of JRSE under this Agreement are, at its option, subject to the satisfaction at the Closing on the Closing Date of the following conditions precedent:

(a)	The representations and warranties of NOTES and the NOTES Stockholder contained in this Agreement shall have been true when made and shall continue to be true at all times after the date hereof and as of the Closing on the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing on the Closing Date, subject only to changes permitted by the provisions of this Agreement, and, further provided, that such changes will not, together with all other events prior to the Closing, result in there being a Material Adverse Effect in or to the condition, financial or otherwise, and in the results of operations of NOTES or the NOTES Stockholder;

(b)	The NOTES Stockholder shall have satisfied all the conditions and performed all the covenants and agreements on his part required by this Agreement to be satisfied and performed and shall not be in default under any of the provisions of this Agreement;

(c)	No litigation, proceeding, investigation or inquiry shall be pending or threatened to set aside the authorization of this Agreement, or to enjoin or prevent the consummation of the transactions contemplated hereby, or to enjoin or prevent the consummation of the transactions contemplated hereby, or involving any of the assets of NOTES, which might materially and adversely affect the business or prospects of NOTES; and

(d)	The NOTES Stockholder shall have delivered to JRSE the stock certificates evidencing the NOTES Shares owned by him, all duly endorsed in blank.

Section 8.3            Termination of Agreement.

        This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing on the Closing Date:

(a)	By mutual consent of all the Parties;

(b)	By the NOTES Stockholder if JRSE shall fail to or refuse to perform or observe any covenant or agreement hereof to be performed or observed by it on or prior to the Closing on the Closing Date or any condition to the obligations of JRSE hereunder shall not have been met or satisfied prior to the Closing on the Closing Date. [Failure of the NOTES Stockholder to exercise his right of termination pursuant hereto, at any time or from time to time, shall not be deemed a waiver of their right to terminate the Agreement pursuant to the provisions of this Subparagraph (b) even if the failure or refusal to perform or observe a covenant or agreement hereof, or the failure of any condition to be met or satisfied, is subsequently cured prior to the Closing on the Closing Date]; or

(c)	By JRSE if the NOTES Stockholder or NOTES shall fail to perform or observe any covenant or agreement hereof to be performed or observed by them on or prior to the Closing on the Closing Date or any condition to the obligations of NOTES Stockholder or NOTES hereunder shall not have been met or satisfied prior to the Closing on the Closing Date. [Failure of JRSE to exercise its right of termination pursuant hereto, at any time or from time to time, shall not be deemed a waiver of its right to terminate the Agreement pursuant to the provisions of this Subparagraph (c), even if the failure or refusal to perform or observe a covenant or agreement hereof, or the failure of any condition to be met or satisfied, is subsequently cured prior to the Closing on the Closing Date.]

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        In order to induce the other Parties to enter into this Agreement, each Party states and undertakes as follows:

Section 9.1          Continuous Truth of Representations and Warranties.

        The representations and warranties of the Parties contained in this Agreement were true when made and, in addition, they shall also be true as of the Closing on the Closing Date with the same force and effect as though they had been made at and as of the Closing on the Closing Date.

Section            9.2 Survival of Representations and Warranties.

        The representations and warranties contained in this Agreement and in any Schedules, certificates or other documents delivered pursuant hereto shall survive the execution and delivery hereof and the Closing for a period of three (3) years except for representations and warranties with respect to any and all tax matters which shall survive until any liability for such matters shall be barred by the applicable statute of limitations.

Section 9.2           Entire Agreement.

        This Agreement sets forth the entire understanding and agreement between the Parties and supersedes and replaces any prior understanding, agreement or statement (written or oral) of intent. No provision of this Agreement shall be construed to confer any rights or remedies on any person other than the Parties hereto.

Section 9.3           Indemnification by NOTES and the NOTES Stockholder.

        For claims asserted with respect to the matters set forth below, including tax matters, during the time periods set forth in Section 9.2, NOTES and the NOTES Stockholder agrees to indemnify in respect of, and hold JRSE harmless against, all Loses (as defined in Article I) based upon, resulting from or otherwise in respect of, any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of the NOTES or the NOTES Stockholder under this Agreement, incuding any undisclosed liabilities in the Financial Statements of NOTES.

Section 9.4           Indemnification by JRSE.

        For claims asserted with respect to the matters set forth below, including tax matters, during the time periods set forth in Section 9.1, JRSE agrees to indemnify in respect of, and hold NOTES and the NOTES Stockholder harmless against, any and all Losses (as defined in Article I) based upon, resulting from or otherwise in respect of any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of JRSE under this Agreement.

Section 9.5           Notice and Opportunity to Defend.

        The Party claiming indemnification hereunder (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) written notice of any claim, event, misrepresentation, breach or occurrence giving rise to such claim for indemnification within 60 days of its discovery of any such claim, event, misrepresentation, breach or occurrence. Failure to give such notice within the aforesaid time period shall release the Indemnifying Party from any liability therefor under the provisions of Article IX. The Indemnifying Party shall have the right at its sole cost and expense to:

(a)	cure the claim, event, misrepresentation, breach, or occurrence giving rise to the right of indemnification within 60 days following receipt of such notice; provided, however, that if such cure is commenced within such 60 day period and is pursued diligently and in good faith to completion, such period shall be extended for a reasonable sufficient period of time to enable such cure to be completed, or

(b)	defend any third party claim, other than a claim by or through any taxing authority, alleged to give rise to the right of indemnification with counsel satisfactory to the Indemnified Party, and the Indemnifying Party shall be liable to the extent of all Losses. In computing the amount of Losses for which any Party is liable under this Agreement, there shall be deducted an amount equal to any tax savings or benefits, insurance recoveries, benefits or off-sets to which the Indemnified Party shall be entitled directly as a result of the Losses.

ARTICLE X

POST-CLOSING OBLIGATIONS

Section 10.1           Further Assurances.

        Following the Closing, each of the Parties hereto shall each execute and deliver such documents, and take such other action, as shall be reasonably requested by any of the other parties hereto to carry out the transactions contemplated by this Agreement.

Section 10.2            Publicity.

        Except as permitted by Section 7.3 hereof, the Parties hereto shall not issue or make, or cause to have issued or made, any publicity release or announcement concerning the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by all Parties.

ARTICLE XI

MISCELLANEOUS

Section 11.1           Notices.

(a)	Any notice, request, instruction or other document required by the terms of this Agreement to be given to any other Party hereto shall be in writing and shall be given either

(i)	by telephonic facsimile, in which case notice shall be presumptively deemed to have been given at the date and time displayed on the sender’s transmission confirmation receipt showing the successful receipt thereof by the recipient;

(ii)	by nationally recognized courier or overnight delivery service in which the date of delivery is recorded by the delivery service, in which case notice shall be presumptively deemed to have been given at the time that records of the delivery service indicate the writing was delivered to the addressee;

(iii)	by United States Mail sent by registered or certified mail, postage prepaid, with return receipt requested, in which case notice shall be presumptively deemed to have been given at the time that records of the United States Postal Service indicate the writing was delivered to the addressee.

(b)	Notice shall be sent:

(i)	If to NOTES, to:

Dr. Notes, Inc.
4898 Palm Ridge Boulevard
Delray Beach, Florida 33445

Attention: Joseph W. Steffey, President

Telephone Number: (561) 279 - 4002
Cell Telephone Number: (561) 577 - 5457
E-mail: sagemail2001@yahoo.com

(ii)	If to the NOTES Stockholder, to:

Joseph W. Steffey
4898 Palm Ridge Boulevard
Delray Beach, Florida 33445

Telephone Number: (561) 279 - 4002
Cell Telephone Number: (561) 577 - 5457
E-mail: sagemail2001@yahoo.com JRSE:

Jacobson Resonance Enterprises, Inc.

By: /s/ Harvey Grossman
Harvey Grossman, President

NOTES:

Dr. Notes, Inc.

By: /s/ Joseph Steffey

Joseph W. Steffey, President

THE NOTES STOCKHOLDER:

Joseph W. Steffey

By: /s/ Joseph W. Steffey
Joseph W. Steffey, Individually, as a Natural Person

(iii)	If to JRSE, to:

Jacobson Resonance Enterprises, Inc.
8200 Jog Road
Suite 100
Boynton Beach, Florida 33437

Attention: Harvey Grossman, President

Voice Telephone Number: (561) 752 - 4141
Facsimile Telephone Number: (561) 752 - 3939
E-mail: jacobsonres@aol.com and/or
                                harveylion@yahoo.com
Cell Telephone Number: (561) 859 - 7410

with a copy (which shall not constitute notice) to:

Michael Paige, Esq.
Jackson & Campbell, P.C.
One Lafayette Center, South Tower
1120 - 20th Street, N.W.
Washington, DC 20036-3437

Voice Telephone Number: (202) 457-1600
Facsimile Telephone Number: (202) 457-1678
E-Mail: mpaige@jackscamp.com

        and

Guy K. Stewart, Jr., Esq.
1701 South Flagler Drive
Number 1408
West Palm Beach, Florida 33401

Voice Telephone Number: (561) 659 - 1810
Facsimile Telephone Number: (561) 659 - 3888
E-Mail: gkslaw@covad.net
(iv)	or to such other address as a Party may have specified in writing to the other Parties using the procedures specified above in this Section.

Section 11.2           Assignment and Amendment.

        This Agreement shall not be assignable by any Party, and shall not be altered or otherwise amended except pursuant to a writing executed by all of the Parties hereto.

Section 11.3            Severability.

        If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court or tribunal of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 11.4            Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by all of the Parties hereto.

Section 11.5            Variation in Pronouns.

        All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity or entities may require.

Section 11.6            Indulgences, Etc.

        Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

Section 11.7            Exhibits and Schedules.

        All Exhibits and Schedules attached hereto are incorporated by reference into, and made a part of, this Agreement.

Section 11.8            Headings.

        The Article and Section headings are for convenience only, they form in part of this Agreement, and they shall not affect its interpretation.

Section 11.9            Choice of Law, Venue, Arbitration, Waiver of Jury Trial.

(a)	This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(b)	The Parties hereby mutually waive trial by jury

IN THAT CONNECTION, EACH OF THE PARTIES WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

(c)	The Parties hereto irrevocably agree and consent that all disputes concerning this Agreement or any claim or issue of any nature whatsoever (whether brought by the Parties hereto) arising from or relating to this Agreement or to the corporate steps taken to enter into it (including, without limitation, claims for alleged fraud, breach of fiduciary duty, breach of contract, tort, etc.) which cannot be resolved within reasonable time through discussions between the opposing entities, shall be resolved solely and exclusively by means of arbitration to be conducted in Boynton Beach, Florida, which arbitration will proceed in accordance with the rules of the Arbitration then in force in Boynton Beach, Florida, for resolution of commercial disputes.

In addition, the Parties waive, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such forum.

(d)	The Arbitrators themselves shall have the right to determine and to arbitrate the threshold issue of arbitrability itself, the decision of the Arbitrators shall be final, conclusive, and binding upon the opposing entities, and a judgment upon the award may be obtained and entered in any federal or state court of competent jurisdiction; and

(e)	Attorney’s Fees. Each Party involved in litigation or arbitration shall be responsible for its own costs and expenses of any litigation or arbitration proceeding, including its own attorney’s fees (for any litigation, arbitration, and any appeals).

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURES APPEARS ON THE FOLLOWING PAGE

SIGNATURE PAGE

In Witness Whereof, the undersigned Parties have executed this Agreement as of the day and year first set forth above.

JRSE:

Jacobson Resonance Enterprises, Inc.

By: /s/ Harvey Grossman
Harvey Grossman, President

NOTES:

Dr. Notes, Inc.

By: /s/ Joseph Steffey

Joseph W. Steffey, President

THE NOTES STOCKHOLDER:

Joseph W. Steffey

By: /s/ Joseph W. Steffey
Joseph W. Steffey, Individually, as a Natural Person